EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE
Contact:
Patrick A. Kelly
Chief Financial Officer
(330) 742-0592
United Community Financial Corp. Announces Positive Earnings for the
First Quarter of 2008
YOUNGSTOWN, Ohio (April 17, 2008) — United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $4.0 million, or $.14 per diluted share, for the three months ended March 31, 2008, compared to net income of $4.7 million, or $0.16 per diluted share, for the three months ended March 31, 2007, and a net loss of $7.1 million, or ($0.25) per diluted share, for the fourth quarter of 2007. Return on average equity for the three months ended March 31, 2008 was 5.72% compared to 6.49% for the same period in 2007. Return on average assets was 0.59% for the three months ended March 31, 2008, compared to 0.69% for the three months ended March 31, 2007.
Chairman and Chief Executive Officer Douglas M. McKay commented, “We are focused completely on managing our credit quality issues, and we consider this to be our highest strategic priority. We are pleased with the result of our efforts thus far and expect to continue this focus throughout the remainder of this year. In addition, we are examining a number of organizational changes designed to mitigate the impact that a slowing economy and a weak housing market may have on our earnings and balance sheet.”
Net Interest Income and Margin
Net interest income was $17.1 million for the first quarter of 2008, compared to $18.1 million for the fourth quarter of 2007, and $19.4 million for the first quarter a year ago. Average earning assets were $2.6 billion at the end of the first quarter of 2008, down $7.0 million compared to the proceeding quarter and up $34.4 million from March 31, 2007. Net interest margin for the first quarter of 2008 was 2.63% compared to 2.77% in the preceding quarter and 3.03% for the first quarter of 2007. The sale of $76.5 million of one-to-four-family residential mortgages at the end of February contributed to the lower margin for the first quarter of 2008 compared to the preceding quarter. The decrease in net interest margin from the first quarter of 2007 to the first quarter of 2008 is due to the residential mortgage loan sale and an increase in non-performing loans.
Loans and Deposits
Average total loans for the first quarter of 2008 decreased $33.0 million, or 1.4%, compared to the fourth quarter of 2007. The average balance of mortgage loans, including construction loans, decreased $37.6 million, and the average balance of installment loans, including lines of credit decreased $3.0 million. These decreases partially offset an increase in commercial loans of $6.5 million. Average loans for the first quarter of 2008 increased $20.4 million, compared to the first quarter of 2007. The average balance of mortgage loans increased $20.5 million and the average balance of installment loans, including lines of credit, increased $2.1 million. These increases partially offset a decrease in the average balance of commercial loans of $2.4 million.
Average total deposits in the first quarter of 2008 were $1.8 billion, an increase of $49.1 million, or 2.8%, when compared to the fourth quarter of 2007, and an increase of $54.9 million, or 3.2%, when compared to the first quarter a year ago. Growth in certificates of deposit and other time deposits, along with growth in demand deposits and money market accounts, contributed to the overall increase. This growth was partially offset by a decrease in savings deposits. The average balance of certificates and other time deposits increased $26.9 million, or 2.4%, when compared with the fourth quarter of 2007, and $18.6 million when compared to the first quarter of 2007. Demand and money market accounts increased $22.3 million when compared to the fourth quarter of 2007 and $55.0 million when compared to the first quarter of 2007. A reduction in savings deposits partially offset the aforementioned increases when compared with the fourth quarter of 2007 and the first quarter of 2007.
Asset Quality
The provision for loan losses was $2.5 million in the first quarter of 2008, compared to $18.3 million in the fourth quarter of 2007 and $2.3 million in the first quarter of 2007. During 2007, the Company experienced increased delinquencies, charge-offs and foreclosures, particularly within the construction loan portfolio. Because of these trends, the Company re-evaluated its estimate of probable losses and determined that a larger provision for loan losses was required in the fourth quarter. The allowance for loan losses was $33.2 million, or 1.48% of portfolio loans as of March 31, 2008, compared to $32.0 million or 1.41% of portfolio loans, as of December 31, 2007. Although the rate of new delinquencies, charge-offs and foreclosures returned to more normalized levels in the first quarter of 2008, no assurance can be given that these levels will prevail throughout 2008.
Net loan charge-offs were $1.3 million in the first quarter of 2008, compared to $10.1 million in the preceding quarter and $718,000 in the first quarter a year ago.
Nonperforming assets were $114.4 million at March 31, 2008, compared to $111.6 million at December 31, 2007. Total nonperforming loans at March 31, 2008, were $104.4 million compared to $101.1 million at December 31, 2007. The rise in nonperforming loans was composed of an increase of $4.9 million in residential real estate loans, which was offset partially by decreases in the construction portfolio of $1.3 million, a decrease in the commercial portfolio of $210,000 and a nominal decrease in the consumer loan portfolio.
Noninterest Income
Noninterest income was $14.1 million in the first quarter of 2008, compared to $11.2 million in the preceding quarter and $11.4 million in the first quarter of 2007. Greater gains were recognized on the sale of loans in the first quarter of 2008 compared to the prior quarter and the first quarter of 2007. Loans that were designated for sale in the fourth quarter of 2007 were sold in February 2008, with a gain of $1.5 million compared to gains on loan sales of $545,000 in the fourth quarter of 2007 and $663,000 in the first quarter of 2007. The Company also incurred losses on the disposition of repossessed assets secured in the settlement of loans in the first quarter of 2008.
Noninterest Expense
Noninterest expense was $22.5 million in the first quarter of 2008, compared to $21.9 million in the preceding quarter and $21.2 million in the first quarter a year ago. The change for the quarter is attributable primarily to increased salaries and employee benefits incurred because of incentive accruals, merit increases and the issuance of stock options to certain employees.
Financial Condition
Total assets decreased $33.3 million to $2.7 billion at March 31, 2008, compared to December 31, 2007. During the first quarter of 2008, net loans decreased $21.1 million and loans held for sale decreased $74.0 million. These decreases were offset partially by an increase in securities available for sale.
Total liabilities decreased by $37.5 million during the three months ended March 31, 2008. Funds from the loan sale mentioned above were used to purchase available for sale securities and to pay down advances from the Federal Home Loan Bank.
Shareholders’ equity increased $4.2 million during the three months ended March 31, 2008. The increase was attributable primarily to changes in the value of available for sale securities and net income for the period. Book value per share and tangible book value per share as of March 31, 2008, were $9.12 and $7.96, respectively. At December 31, 2007, book value per share and tangible book value per share were $8.97 and $7.81, respectively.
Home Savings and Butler Wick are wholly owned subsidiaries of the Company. Home Savings operates 39 full service banking offices and six loan production offices located throughout Ohio and western Pennsylvania. Butler Wick conducts business from its main office located in Youngstown, Ohio and 22 offices located in northeastern Ohio, western Pennsylvania, and western New York. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com.

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When used in this press release the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	March 31, 2008	December 31, 2007
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$36,135	$37,363
Securities	313,527	249,817
Federal Home Loan Bank stock, at cost	25,764	25,432
Loans held for sale	13,268	87,236
Loans:
Real estate	1,427,001	1,433,995
Construction	378,954	382,344
Consumer	345,805	349,447
Commercial	97,359	103,208
Allowance for loan losses	(33,202)	(32,006)

Net loans	2,215,917	2,236,988
Real estate owned and other repossessed assets	9,989	10,510
Goodwill	33,713	33,713
Core deposit intangible	1,091	1,169
Cash surrender value of life insurance	24,287	24,053
Other assets	53,027	53,758

Total assets	$2,726,718	$2,760,039

LIABILITIES
Deposits:
Interest-bearing	$1,766,280	$1,768,757
Noninterest-bearing	109,690	106,449

Deposits	1,875,970	1,875,206
Federal Home Loan Bank advances	381,381	437,253
Repurchase agreements and other	168,857	149,533
Other liabilities	26,574	28,333

Total liabilities	2,452,782	2,490,325

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued	146,962	146,683
Retained earnings	215,079	213,727
Accumulated other comprehensive income (loss)	2,796	661
Unearned employee stock ownership plan shares	(9,009)	(9,465)
Treasury stock, at cost; 7,752,684 shares	(81,892)	(81,892)

Total shareholders’ equity	273,936	269,714

Total liabilities and shareholders’ equity	$2,726,718	$2,760,039

Book value per share	$9.12	$8.97
Tangible book value per share	$7.96	$7.81

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
	(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$39,856	$42,731	$42,825
Interest expense	22,754	24,660	23,424

Net interest income	17,102	18,071	19,401

Provision for loan losses	2,466	18,318	2,325
Noninterest income:
Brokerage commissions	6,578	6,628	6,240
Service fees and other charges	3,455	3,009	3,573
Underwriting and investment banking	29	406	33
Net gains (losses):
Securities	904	(29)	5
Loans sold	2,184	545	663
Other	(140)	(515)	(24)
Other income:	1,107	1,113	927

Total noninterest income	14,117	11,157	11,417

Noninterest expense:
Salaries and employee benefits	14,729	13,595	14,282
Occupancy	1,336	1,258	1,148
Equipment and data processing	2,339	2,240	2,315
Amortization of core deposit intangible	78	84	100
Other noninterest expense	4,033	4,677	3,397

Total noninterest expense	22,515	21,854	21,242

Income (loss) before taxes	6,238	(10,944)	7,251
Income tax expense (benefit)	2,195	(3,894)	2,581

Net income (loss)	$4,043	$(7,050)	$4,670

Basic earnings (loss) per share	$0.14	$(0.25)	$0.16
Diluted earnings (loss) per share	$0.14	$(0.25)	$0.16
Dividends paid per share	$0.095	$0.095	$0.095

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended	Three Months Ended	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $33,202, $32,006 and $23,807, respectively)	$2,231,395	$2,308,157	$2,254,767
Loans held for sale	58,752	16,327	23,182
Securities	274,895	245,250	254,048
Other interest-earning assets	33,475	35,809	32,099
Total interest-earning assets	2,598,517	2,605,543	2,564,096
Total assets	2,749,271	2,759,181	2,703,439
Certificates of deposit	1,169,251	1,142,379	1,150,602
Interest-bearing checking, demand and savings accounts	608,335	586,075	572,133
Other interest-bearing liabilities	548,741	598,339	552,062
Total interest-bearing liabilities	2,326,327	2,326,793	2,274,797
Noninterest-bearing deposits	107,044	105,548	101,836
Total noninterest-bearing liabilities	140,192	143,705	140,720
Total liabilities	2,466,519	2,470,498	2,415,517
Shareholders’ equity	282,752	288,683	287,922
Common shares outstanding for basic EPS calculation	28,545	28,339	29,126
Common shares outstanding for diluted EPS calculation	28,545	28,339	29,457

SUPPLEMENTAL LOAN DATA:

Loans originated	$197,490	$247,607	$197,203
Loans purchased	44,437	59,777	51,026
Loans sold	137,974	49,002	61,505
Loan charge-offs	1,598	10,243	854
Recoveries on loans	327	124	136

	As of	As of	As of
	March 31,	December 31,	March 31,
	2008	2007	2007
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$99,836	$97,499	$53,537
Restructured loans	2,869	2,342	2,833
Real estate owned and other repossessed assets	9,989	10,510	6,370
Total nonperforming assets	114,423	111,565	62,902
Mortgage loans serviced for others	945,939	876,147	870,222
Securities trading, at fair value	5,930	5,064	4,451
Securities available for sale, at fair value	307,597	244,753	259,620
Federal Home Loan Bank stock, at cost	25,764	25,432	25,432

Number of full time equivalent employees	809	807	809

REGULATORY CAPITAL DATA:
Tier 1 leverage ratio	7.67%	7.47%	7.80%
Tier 1 risk-based capital ratio	9.83%	9.26%	9.68%
Total risk-based capital ratio	12.51%	11.88%	11.95%